Exhibit 3.1(tt)

RESTATED

CERTIFICATE OF INCORPORATION

OF

REON BROADBAND CORP.

ARTICLE I

The name of the corporation is REON BROADBAND CORP. (the “Corporation”).

ARTICLE II

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware Statute”).

ARTICLE III

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 67,500,000 shares, consisting of (a) 17,500,000 shares of preferred stock, par value $.00175 per share (the “Preferred Stock”), 15,000,000 of which shall be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the remainder of which shall remain subject to designation as set forth in Article Ill, Section 3.1 below, and (b) 50,000,000 shares of common stock, par value $.00175 per share (the ‘‘Common Stock”), (i) 43,614,904 of which shall be designated Class A Common Stock (“Class A Common Stock”) and (ii) 6,385,096 of which shall be designated Class B Common Stock (“Class B Common Stock”).

The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Preferred Stock and the Common Stock are as follows:

3.1                               PREFERRED STOCK

The Board is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or this Restated Certificate of Incorporation (collectively, “Protective Provisions”), but notwithstanding any other rights of the Preferred Stock Or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock.  Subject to compliance with applicable Protective Provisions, the Board is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock), prior or subsequent to the issue of that series, but not below the number shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

3.2                               SERIES A PREFERRED STOCK.

(a)                                  VOTING RIGHTS.

In addition to the class vote provided in Section 3.2(k) hereof or otherwise required by law, each holder of Series A Preferred Stock shall be entitled to vote together with the holders of the Common Stock on all matters. Each holder of Series A Preferred Stock shall be entitled to one vote per share of Class A Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by such holder.

(b)                                  DIVIDENDS.

(i)                                     General. Each share of Series A Preferred Stock shall be entitled to cumulative dividends at a rate of 8.0% per annum, such dividends to accrue and compound on a semi-annual basis. Such dividends shall be payable only in cash and only upon a Sale of the Corporation (as defined herein), upon a liquidation, dissolution or winding up of the Corporation, in connection with a redemption pursuant to Section 3.2(e) below or pursuant to Section (b)(vi) below.

(ii)                                  Accrual and Compound. Dividends on the Series A Preferred Stock shall accrue on a semi-annual basis and be computed on the basis of a 360-day year comprised of twelve 30-day months, regardless of whether the Corporation shall have available earnings or surplus at the time. Dividends shall compound on May 1 and November 1 of each year.

(iii)                               Dividend Record Date. Dividends pursuant to this Section 3.2(b) shall be paid to the holders of the Series A Preferred Stock as such holders appear on the stock records of the Corporation on such date as the Board of Directors of the Corporation (the “Board”) shall fix (the “Preferred Record Date”), which Preferred Record Date shall not be more than 60 days prior to the applicable dividend payment date and shall not precede the date upon which the resolution fixing such Preferred Record Date is adopted.

(iv)                              Dividends on Junior Securities. So long as any share of Series A Preferred Stock remains outstanding, the Corporation shall not approve or authorize the payment, or the setting aside for payment, of any dividend or make any other distribution or payment on or with respect to any class or series of stock or other securities of the Corporation that are junior to the Series A Preferred Stock (except for a stock dividend payable solely in shares of such junior stock or securities).

(v)                                 Dividends on Pari Passu Securities. So long as any share of Series A Preferred Stock remains outstanding, the Corporation shall not declare or pay on any class or series of stock or other securities of the Corporation that are pari passu to the Series A Preferred Stock with respect to the payment of dividends (“Parity Stock”) any dividend, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared and paid, or payable in shares of Common Stock with respect to Parity Stock other than Common Stock) nor shall any Parity Stock be purchased or redeemed by the Corporation unless the Corporation shall simultaneously pay, in the case of dividends on a pro rata basis (based on the amount that would be paid in respect of such Parity Stock and the outstanding shares of Series A Preferred Stock assuming that the Corporation was liquidated), any declared but unpaid dividends on the Series A Preferred Stock.

(c)                                  LIQUIDATION, DISSOLUTION OR WINDING UP.

(i)                                     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, the holders of the Series A Preferred Stock shall be entitled to receive an amount in respect of each share of Series A Preferred Stock then outstanding (the “Liquidation Preference”) equal to $1.00 per share of Series A Preferred Stock, as adjusted for stock dividends, stock splits, subdivisions or combinations (the “Original Issuance Price”), plus any accrued but unpaid dividends thereon, before any distribution or payment out of the remaining assets of the Corporation available for distribution to the stockholders shall be made to the holders of any other class or series of capital stock of the Corporation currently existing or hereinafter authorized.

(ii)                                  Immediately after holders of the Series A Preferred Stock shall have been paid in full pursuant to the preceding sentence, the remaining assets of the Corporation available for distribution (if any) shall be distributed pro rata to the holders of the Common Stock and the holders of the Series A Preferred Stock on an as-converted basis until the holders of the Series A Preferred Stock have received an aggregate payment of $60,000,000 pursuant to this Section 3.2(c)(ii). Thereafter, the remaining assets of the Corporation (if any) shall be distributed pro rata to the holders of the Common Stock in accordance with Section 3.2(c) hereof, without any further participation with the holders of the Series A Preferred Stock.

(iii)                               If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which such holders are entitled to be paid pursuant to Section 3.2(c)(i), then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock held by each such holder.

(iv) The Corporation shall mail a written notice of any liquidation, dissolution or winding up of the Corporation to each holder of Series A Preferred Stock, at such holder’s host office address last shown on the records of the Corporation, not less than 30 days prior to the date on which the liquidation, dissolution or winding up is to be consummated (the “Liquidation Date”). Anything contained herein to the contrary notwithstanding, each such Holder shall have the right, exercisable at any time up to the Liquidation Date, to convert all or any part of such shares into shares of Common Stock subject to and in accordance with Section 3.2(f) hereof.

(d)                                 TREATMENT OF REORGANIZATION CONSOLIDATION, MERGER OR SALE OF ASSETS

(i)                                     For purposes of Section 3.2(c) hereof, a Sale of the Corporation shall be deemed to be a liquidation, dissolution and winding up of the Corporation, and, the holders of Series A Preferred Stock shall be entitled to receive payment in cash of the amounts payable with respect to such Series A Preferred Stock upon a liquidation, dissolution or winding up pursuant to Section 3.2(c) hereof in cancellation of their shares upon the consummation of any such transaction.

(ii)                                  “Sale of the Corporation” shall mean (i) the sale or transfer (in one or a series of related transactions) of all or substantially all of the Corporation’s assets to a Person or a group of Persons acting in concert (other than a subsidiary of the Corporation), (ii) the sale or transfer (in one or a series of related transactions) of a majority of the outstanding capital stock of the Corporation, to one Person or a group of Persons acting ire concert, or (iii) the merger or consolidation of the Corporation with or into another Person, in each case in clauses (ii) and (iii) above, under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Corporation, immediately prior to such transaction, own less than a majority in voting power of the outstanding capital stock of the Corporation, or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or Securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

(e)                                  REDEMPTION.

(i)                                     Subject to the Corporation having funds legally available for such purpose, at any time after the fifth anniversary of the Original Issuance Date (as defined below), the holders of a majority of the outstanding Series A Preferred Stock shall have the right to require the Corporation to redeem all of the outstanding shares of Series A Preferred Stock at a per share redemption price equal to the Liquidation Preference (the “Redemption Price”). The Corporation shall redeem one-half of the Series A Preferred Stock, allocated pro rata among the holders thereof based upon ratio of the number of shares of Series A Preferred Stock held by each such holder to the total number of shares of Series A Preferred Stock then outstanding, within 10 days of receipt of a written redemption demand from the holders of a majority of the then outstanding Series A Preferred Stock pursuant to this Section 3.2(e) (the “First Redemption Date”). The Corporation shall redeem the remaining one-half of the Series A Preferred Stock on the one year anniversary of the First Redemption Date (the “Second Redemption Date”, and together with the First Redemption Date, the “Redemption Dates”).

(ii) If the funds of the Corporation legally available for the redemption of shares of Series A Preferred Stock shall be insufficient to permit the payment of the Redemption Price required to be paid on any Redemption Date (an “Event of Non-Payment”), the holders of shares of the Series A Preferred Stock shall have the special right to elect that number of individuals to the Board that will constitute a majority of the Board. The Corporation shall take all necessary and desirable action within its control in connection with and in furtherance of the execution of such special right.  Such special right shall continue until such time as there is no longer an Event of Non-Payment in existence, at which time such special right shall terminate, subject to revesting upon the occurrence and continuation of any Event of Non-Payment which gives rise hereunder. After designees of the holders of the majority of shares of the Series A Preferred Stock represent a majority of the Board, the Board shall use commercially reasonable efforts promptly to cure the condition that constituted the Event of Non-Payment. After the expiration of such Event of Non-Payment, the term of office of such newly elected directors shall automatically cease so that the Board shall be constituted as it was immediately prior to the occurrence of the Event of Non-Payment giving rise to the special right to elect such directors.

(f)                                    OPTIONAL CONVERSION.

(i)                                     Upon the terms set forth in this Section 3.2(f), each holder of Series A Preferred Stock shall have the right, at such holder’s option, at any time and from time to time, to convert any share of its Series A Preferred Stock into the number of fully paid and nonassessable shares of Class A Common Stock equal to the quotient obtained by dividing (A) the Original Issuance Price by (B) the Conversion Price (as defined below) as last adjusted and then in effect, by surrender of the certificate(s) representing such share of Series A Preferred Stock. The conversion price per share at which shares of Class A Common Stock shall be issuable upon conversion of shares of

Series A Preferred Stock (the “Conversion Price”) initially shall be equal to Original Issuance Price and shall be adjusted as set forth in Section 3.2(h) below.

(ii)                                  Each holder of Series A Preferred Stock may exercise the conversion right pursuant to this Section 3.2(f) by delivering to the Corporation the certificate for the shares of Series A Preferred Stock to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that such holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Class A Common Stock are to be issued.

(g)                                 AUTOMATIC CONVERSION.

Each outstanding share of Series A Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Class A Common Stock at the Conversion Price then in effect (A) upon the consummation of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at an offering price (prior to underwriter commissions and expenses) not less than $4.00 per share in an offering with aggregate gross proceeds to the Corporation of not less than $30,000,000 (proportionally adjusted to give effect to any stock dividends, stock splits, share combinations and other similar recapitalizations) (a “Qualified Public Offering”) or (B) upon the affirmative vote or written consent of the holders of at least two-thirds (2/3) of the then outstanding shares of Series A preferred Stock (voting as a single class on a Common Stock equivalent basis). The date of the earlier of (i) receipt of the notice by the Corporation pursuant to Section 3.2(f)(ii) above, (ii) the consummation of a Qualified Public Offering or (iii) the election specified in clause (B) above shall be referred to herein as the “Conversion Date” in respect to shares converted pursuant to Sections 3.2(f) and (g) hereof.

(h)                                 ANTI-DILUTION ADJUSTMENTS.

The Conversion Price shall be subject to adjustment from time to time as follows:

(i)                                     If the Corporation shall, at any time or from time to time after the issuance of the first share of Series A Preferred Stock (the “Original Issuance Date”), issue any shares of Common Stock (or be deemed to have issued shares of Common Stock as provided herein), other than Excluded Stock (as defined below), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Common Stock, then the Conversion Price, as in effect immediately prior to such issuance, shall be reduced to a price equal to the greater of (A) the par value per share and (B) the consideration per share received by the Corporation upon such issuance.

(ii) For the purposes of any adjustment of the Conversion Price pursuant to clause (a) above, the following provisions shall be applicable:

(A)                              In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

(B)                                In the case of the issuance of Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be equal to the fair market value thereof as determined in good faith by the Board, irrespective of any accounting treatment.

(C)                                In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (except for options to acquire Excluded Stock):

(1)                                  the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 3.2(h)(ii)(A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(2)                                  the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 3.2(h)(ii)(A) and (B) above);

(3)                                  on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

(4)                                  on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

(D)                               No further adjustment of the Conversion Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.

(iii)                               If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(iv)                              If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(v)                                 In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split or combination of shares), or any consolidation or merger of the Corporation, each share of Series A Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

(vi)                              No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such Conversion Price; provided, that any adjustments not required to be made by virtue of this sentence shall be carried forward and taken into account in any subsequent adjustment. All calculations under Sections 3.2(h)(i) through (iv) above shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

(vii)                           Whenever the Conversion Price shall be adjusted as provided in this Section 3.2(h), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage pre-paid, telecopy or nationally recognized overnight delivery service, to each holder of Series A Preferred Stock at such holder’s address appearing on the Corporation’s records.

(viii)                        The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series A Preferred Stock, sufficient shares of Class A Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

(ix)                                Without duplication of any other adjustment provided for in this Section 3.2(h), at any time the Corporation makes or fixes a record date for the determination of holders of Class A Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Class A Common Stock, provision shall be made so that each holder of Series A Preferred Stock shall receive upon conversion thereof, in addition to the shares of Class A Common Stock receivable thereupon, the number of securities of the Corporation such holder would have received had such holder’s shares of Series A Preferred Stock been converted into shares of Class A Common Stock on or prior to the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by such holder pursuant to this subparagraph (ix) during such period, subject to the sum of all other adjustments called for during such period under this Section 3.2(h) with respect to the rights of such holder.

(i)                                    EXCLUDED STOCK

“Excluded Stock” includes and is limited to:

(i)                                     options to acquire up to 8,513,462 shares of Common Stock (subject to adjustment for subdivisions, split-ups or combinations of the outstanding shares of Common Stock) to be issued to key employees, officers, consultants and directors of the Corporation pursuant to a stock option plan authorized by the Board, in each case which grants have been approved by the Board, and the underlying shares of Common Stock; and

(ii)                                  shares of Class A Common Stock issued or reserved upon conversion of shares of Series A Preferred Stock;

(iii)                               warrants to purchase up to 6,385,096 shares of Class B Common Stock (subject to adjustment for subdivisions, split-ups or combinations of the outstanding shares of Class B Common Stock); and

(iv)                              up to 2,668,750 shares of Class A Common Stock issued on or before June 30, 2000, pursuant to completed stock subscription agreements received by the Company prior o the Original Issuance Date.

(j)                                    ISSUANCE OF CLASS A, COMMON STOCK UPON CONVERSION.

(i)                                     As promptly as practicable after the conversion of any shares of Series A Preferred Stock into Class A Common Stock under Sections 3.2(f) or (g) above, the Corporation shall issue and deliver to or upon the written order of the holder of such shares of Series A Preferred Stock, to the place designated by such holder, a certificate or certificates for the number of full shares of Class A Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Class A Common Stock as provided in Section 3.2(j)(ii) below. The person in whose name the certificate or certificates of Class A Common Stock are to be issued shall be deemed to have become a stockholder of record on the Conversion Date unless the transfer books of the Corporation are closed on the Conversion Date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open. Notwithstanding anything to the contrary in the preceding sentence, the Conversion Price shall be that Conversion Price in effect on the Conversion Date, and the rights of each holder of shares of Series A Preferred Stock so converted shall cease on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or, upon the written order of the holder of the certificate so surrendered for conversion to a place designated by such holder, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

(ii)                                  No fractional shares of Class A Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. The number of full shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock shall be computed on the basis of the aggregate number of shares of such Series A Preferred Stock to be converted. Instead of any fractional shares of Class A Common Stock which would otherwise be issuable upon conversion of any such shares, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Class A Common Stock as determined in good faith by the Board and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

(k)                                PROTECTIVE PROVISIONS.

(i)                                     The Corporation shall not, without first obtaining the affirmative vote or written consent of (a) the holders of a majority of the then outstanding Class A Common Stock and Series A Preferred Stock, voting together as a single class, on an as- converted basis, and (b) the holders of a majority of the then outstanding Series A Preferred Stock, voting together as a single class, on an as-converted basis:

(A) consummate a Sale of the Corporation Or dissolve, liquidate or wind-up the Corporation, or take any other action having a similar effect as any of the foregoing;

(B)                                redeem, retire, or otherwise acquire for value any shares of the capital stock of the Corporation (or rights, options or warrants to purchase or securities convertible into or exchangeable for such capital stock) now or hereinafter outstanding (other than repurchases at cost from former employees of the Corporation pursuant to agreements to repurchase such capital stock or rights to acquire capital stock);

(C)                                alter, amend, repeal or waive any provision of this Restated Certificate or the Bylaws of the Corporation (the “Bylaws”);

(D)                               authorize or issue shares of Common Stock to employees of the Corporation other than 8,513,462 shares of Common Stock to be issued pursuant to the exercise of Board-approved option grants pursuant to a stock option plan authorized by the Board;

(E)                                 create, by authorization, reclassification or otherwise, any new class or series of, or issue any, capital stock pari passu with or senior to the Series A Preferred Stock with respect to dividends, redemption or liquidation;

(F)                                 alter, amend, repeal or waive the rights, preferences or privileges of the Series A Preferred Stock;

(G)                                authorize or issue additional shares of Series A Preferred Stock;

(H)                               issue any shares of Preferred Stock or Common Stock or any securities convertible into or exercisable for shares of Preferred Stock or Common Stock for a price less than the fair market value thereof as determined by the Board of Directors of the Corporation in good faith after taking into account such factors as it shall deem appropriate (except for those issuances contemplated by Section 3.2(i)(iv) above);

(I)                                    enter into any transaction with any director, officer, holder of more than 10% of the outstanding shares of Common Stock (assuming the conversion of all shares of Series A Preferred Stock) or other affiliate of the Corporation other than on an arms’ length basis;

(J)                                   form, or transfer assets to, any subsidiary of the Corporation;

(K)                               authorize or take any action that would result in a substantial change in the business of the Corporation;

(L)                                 make annual capital expenditures that exceed the Corporation’s Board-approved annual budget by more than $250,000; provided, however, that any single capital expenditure or single commitment to make an expenditure or expenditures equal to or greater than $100,000 after the date hereof must be included as part of a Board-approved annual budget or shall otherwise be approved by the affirmative vote or consent of the Board;

(M)                            increase the authorized size of the Board above five directors (except in an Event of Non-Payment pursuant to Section 3.2(e)(ii) above); or

(N)                               enter into an agreement in furtherance of any of the foregoing.

(ii)                                  The Corporation shall not alter or amend the Tights, preferences or privileges of du; Series A Preferred Stock in any way that would adversely affect the rights of the holders of the Common Stock without the affirmative vote or consent of the holders of more than two-thirds (213) of the holders of a majority of the then outstanding Common Stock and Series A Preferred Stock, voting together as a single class, on an as- converted basis.

(iii)                               The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of 70% of the then outstanding Class A Common Stock and the Series A Preferred Stock, voting together as a single class on an as-converted basis.

(A)                              consummate a Sale of the Corporation or dissolve, liquidate or wind-up the Corporation, or take any other action having a similar effect as any of the foregoing if the gross consideration to be received by the holders of shares of Class A Common Stock would be less than $1.00 for each share held by such holders (subject to adjustment for subdivisions, split-ups or combinations of the outstanding shares of Common Stock);

(B)                                issue any shares of Preferred Stock or Common Stock or any securities convertible into or exercisable for shares of Preferred Stock or Common Stock for a price less than the fair market value thereof as determined by the Board of Directors of the Corporation in good faith after taking into account such factors as it shall deem appropriate;

(C)                                authorize or take any action that would result in a substantial change in the business of the Corporation; or

(D)                               enter into any transaction with any director, officer, holder of more than 10% of the outstanding shares of Common Stock (assuming the conversion of all shares of Series A Preferred Stock) or other affiliate of the Corporation other than on an arms’ length basis

3.3                               COMMON STOCK.

(a)                                  General.

All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges, except as expressly set forth in Section 3.3(b) below.

(b)                                  Voting.

Each outstanding share of Class A Common Stock shall be entitled to vote on each matter as to which stockholders of the Corporation shall be entitled to vote, and each holder of Class A Common Stack shall be entitled to one vote for each share of Class A Common Stock held by such holder. Each outstanding share of Class B Common Stock shall not be entitled to any voting rights, except as expressly set forth in Section 3.2(k)(ii) above and as otherwise required by law,

(c)                                  Rights.

Except tor and subject to those rights expressly granted to the holders of the Series A Preferred Stock, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (a) the right to receive dividends, when and as declared by the Board, out of assets legally available therefor and (b) in the event of any distribution of assets upon a liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of shares of Series A Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation as herein provided.

ARTICLE IV

The number of directors constituting the whole Board shall be as provided in the Bylaws. The election et directors of the Corporation need not be by ballot unless the Bylaws so require. The Board is expressly authorized end empowered to make, alter, amend or repeal the Bylaws in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate.

ARTICLE V

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Statute or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware Statute is amended at any time or from time to time to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware Statute, as so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware Statute, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all officers and directors of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. Such right to indemnification shall continue as to any person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of an officer or director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The Corporation’s registered agent at such address is The Corporation Trust Company.

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 12:00 PM 06/20/2000

001312075 - 3170020

CERTIFICATE OF CORRECTION

FILED TO CORRECT

A CERTAIN ERROR IN THE

RESTATED CERTIFICATE OF INCORPORATION

OF

REON BROADBAND CORP.

FILED IN THE OFFICE OF THE SECRETARY OF STATE

OF DELAWARE ON MAY 1, 2000.

REON BROADBAND CORP., a corporation organized and existing under and virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.                                       The name of the corporation is REON Broadband Corp.

2.                                       That a Restated Certificate of Incorporation was filed by the Secretary of State of Delaware on May 1, 2000 and that said Restated Certificate requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

3.                                       The inaccuracy or defect of said Restated Certificate to be corrected is as follows:

There is an improper Section reference in Section 3.2(c)(ii).

4.                                       Article III of the Restated Certificate is corrected as follows:

The first sentence of Section 3.2)(c)(ii) is hereby amended by deleting the Section reference “Section 3.2(c)(ii)” therefrom and inserting the Section reference “Section 3.2(c)” in lieu thereof. The corrected Section 3.2(c)(ii) is set forth below:

(ii)                                  immediately after holders of the Series A Preferred Stock shall have been paid in full pursuant to the preceding sentence, the remaining assets of the Corporation available for distribution (if any) shall be distributed pro rata to the holders of the Common Stock and the holders of the Series A Preferred Stock on an as-converted basis until the holders of the Series A Preferred Stock have received an aggregate payment of $60.000,000 pursuant to this Section 3.2(c). Thereafter the remaining assets of the Corporation (if any) shall be distributed pro rata to the holders of the Common Stock in accordance with Section 3.2(c) hereof; without any further participation with the holders of the Series A Preferred Stock.

5.                                       Except as expressly amended by this Certificate of Correction, the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, said REON Broadband Corp. has caused this Certificate to be signed by Thomas A. Remillard, its President, this 12th day of June, 2000.

REON BROADBAND CORP.

By:	/s/ Thomas A. Remillard
Thomas A. Remillard, President

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1.                                       The name of the corporation (hereinafter called the “Corporation”) is REON Broadband. Corp.

2.                                       The registered office of the Corporation within the State of Delaware is hereby changed to 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent.

3.                                       The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4.                                       The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Executed on 6th day of July, 2006.

/s/ James P. Prenetta
James P. Prenetta Jr., Exec. VP & Secretary